As filed with the Securities and Exchange Commission on December 12, 2017
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON,  D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AXOGEN, INC.
(Exact name of registrant as specified in its charter)

Minnesota	41-1301878
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13631 Progress Boulevard, Suite 400 Alachua, Florida	32615
(Address of Principal Executive Offices)	(Zip Code)

AXOGEN, INC. 2017 EMPLOYEE STOCK PURCHASE PLAN
(Full title of the plan)

Gregory G. Freitag General Counsel AxoGen, Inc. 13631 Progress Boulevard, Suite 400 Alachua, Florida 32615 (386) 462-6800	Fahd M.T. Riaz, Esq. DLA Piper LLP (US) 1650 Market Street, Suite 4900 Philadelphia, Pennsylvania 19103 (215) 656-3300
(Name, address, telephone number, including area code, of agent for service)	(Copy to)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value per share	600,000	$26.425	$15,855,000	$1,974
(1)

Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of AxoGen, Inc. (the “Company” or the “Registrant”) under the AxoGen, Inc. 2017 Employee Stock Purchase Plan, as adopted as of April 5, 2017, which may be offered or issued to prevent dilution resulting from adjustments as a result of stock dividends, stock splits, reverse stock splits, recapitalizations, reclassifications, mergers, split-ups, reorganizations, consolidations and other capital adjustments. In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of plan interests to be offered or sold pursuant to the Plan.

(2)

Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h). The proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based on the average of the high and low prices of AxoGen, Inc. Common Stock as reported on the Nasdaq Capital Market on December 7, 2017 (i.e., $26.425). Pursuant to General Instruction E of Form S-8, the registration fee is calculated with respect to the securities registered on this Form S-8 only.

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EXPLANATORY NOTE

This registration statement on Form S-8 (the “Registration Statement”) is filed by AxoGen, Inc. (the “Company” or the “Registrant”), relating to the registration of 600,000 shares of common stock, $0.01 par value per share (the “Common Stock”), of the Registrant to be offered or issued under the AxoGen, Inc. 2017 Employee Stock Purchase Plan (the “Plan”).

PART I

Information Required in the Section 10(a) Prospectus

As permitted by the rules of the U.S. Securities and Exchange Commission (the “Commission”), this registration statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Commission as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference

The following documents previously filed by the Registrant with the Commission are incorporated herein by reference and shall be deemed to be a part hereof:

(1)The Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the Commission on March 1, 2017 (including the portions of the Registrant’s Proxy Statement on Schedule 14A, filed on April 7, 2017, incorporated by reference therein);

(2)The Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2017, June 30, 2017 and September 30, 2017, filed with the Commission on May 4, 2017, August 2, 2017 and November 1, 2017, respectively;

(3)The Company’s Current Reports on Form 8-K filed with the Commission on January 3, 2017, January 26, 2017, May 30, 2017, July 18, 2017 (as amended on July 20, 2017) and November 21, 2017 (provided that any portions of such reports that are deemed furnished and not filed pursuant to instructions to Form 8-K shall not be incorporated by reference into this Registration Statement); and

(4)The description of Common Stock set forth in the Company’s Registration Statement on Form 8-A12B filed with the Commission on August 6, 2013 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

In addition, all documents that the Company files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the effective date of this Registration Statement (except for any portions of the Company’s Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission), but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

For purposes of this Registration Statement, any document or statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such document or statement in such document. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Minnesota Statutes, Section 302A.521, subd. 2, requires the Company to indemnify a person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person with respect to the Company, against judgments, penalties, fines, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding if certain statutory standards are met, unless the Company amends its Amended the Restated Articles of Incorporation, or the “Articles of Incorporation,” or its Amended and Restated Bylaws, or the “Bylaws,” to prohibit or condition such indemnification rights. In addition, Minnesota Statutes, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition of the proceeding in certain circumstances unless the Company amends the Articles of Incorporation or the Bylaws to prohibit or condition such expense advancement rights. Under Section 302A.521, subd. 4, the Company may amend the Articles of Incorporation or the Bylaws to prohibit or condition such indemnification or expense advancement rights. A decision as to required indemnification is made (i) by a disinterested majority of the Company’s Board of Directors present at a meeting at which a disinterested quorum is present, (ii) by a designated committee of the Board of Directors consisting of two or more disinterested directors, (iii) by special legal counsel selected by the board or a committee by vote pursuant to clause (i) or (ii) above, (iv) by an affirmative vote of the shareholders, in which the shares held by parties to the proceeding is not counted in determining the presence of a quorum and are not considered to be present and entitled to vote, or (v) by a court in Minnesota. For purposes of clauses (i) and (ii) above, a director is disinterested if he or she is not a party to the proceeding for which indemnification or expense advancement is at issue. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

Article 7 of the Articles of Incorporation provides that, to the fullest extent permitted by the Minnesota Business Corporation Act as the same exists or may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director; provided, however, that Article 7 shall not eliminate or limit the liability of a director to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 302A.559 or 80A.76 of the Minnesota Statutes, (iv) for any transaction from

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which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of Article 7 or any predecessor of this provision. Neither the amendment, modification or repeal of Article 7 nor the adoption of any provision in the Articles of Incorporation inconsistent with Article 7 shall adversely affect any right or protection of a director or officer of the Company with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal or adoption.

The Bylaws provide that the directors and officers of the Company shall have the right to indemnification provided by Minnesota Statutes, Section 302A.521, as now enacted or hereafter amended. Under Section 302A.521, subd. 2, indemnification will be available only where an officer, director or employee can establish that he or she: (i) has not been indemnified by another organization with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefits; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) reasonably believed the conduct was in the best interests of the Company or, in certain circumstances, reasonably believed that the conduct was not opposed to the best interests of the Company.

The Company maintains, on behalf of its directors and officers, insurance protection against certain liabilities arising out of the discharge of their duties, as well as insurance covering the Company for indemnification payments made to its directors and officers for certain liabilities. The premiums for such insurance are paid by the Company.

With respect to possible indemnification of directors, officers and controlling persons of the Company for liabilities arising under the Securities Act pursuant to such provisions, the Company is aware that the Commission has publicly taken the position that such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of DLA Piper LLP (US), counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

10.1	AxoGen, Inc. 2017 Employee Stock Purchase Plan (incorporated by reference from Appendix B of the Registrant’s Proxy Statement on DEF14A dated April 7, 2017).

23.1	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

23.2	Consent of Lurie, LLP, the Registrant’s Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (filed herewith).

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Item 9. Undertakings

The undersigned Registrant hereby undertakes:

(1)to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into this Registration Statement;

(2)That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for

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indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned officers and directors of AxoGen, Inc., a Minnesota corporation (the “Corporation”), hereby constitute and appoint Karen Zaderej and Peter J. Mariani and each of them, the true and lawful agents and attorneys-in-fact of the undersigned with full power and authority in said agents and attorneys-in-fact, and in any one or more of them, to sign for the undersigned and in their respective names as officers and as directors of the Corporation, a registration statement on Form S-8 (or other appropriate form) (the “Registration Statement”) relating to the proposed issuance of common stock, par value $0.01 per share, of the Corporation and other securities pursuant to the AxoGen, Inc. 2017 Employee Stock Purchase Plan (or any and all amendments, including post-effective amendments, to such Registration Statement) and file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and with full power of substitution; hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/: Karen Zaderej
Karen Zaderej	Chief Executive Officer, Chairman of the Board and Director (Principal Executive Officer)	December 12, 2017

/s/: Peter J Mariani
Peter J. Mariani	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	December 12, 2017

/s/: Jamie M. Grooms
Jamie M. Grooms	Chairman of the Board of Directors	December 12, 2017

/s/: Gregory G. Freitag
Gregory G. Freitag	Director, General Counsel and SVP Business Development	December 12, 2017

/s/: Mark Gold, M.D.
Mark Gold, M.D.	Director	December 12, 2017

/s/: Guido J. Neels
Guido J. Neels	Director	December 12, 2017

/s/: Robert J. Rudelius
Robert J. Rudelius	Director	December 12, 2017

/s/: Amy Wendell
Amy Wendell	Director	December 12, 2017

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EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

5.1	Opinion of DLA Piper LLP (US), counsel for the Registrant, regarding the legal validity of the shares of Common Stock being registered on this Registration Statement (filed herewith).

10.1	AxoGen, Inc. 2017 Employee Stock Purchase Plan, (incorporated by reference from Appendix B of the Registrant’s Proxy Statement on DEF14A dated April 7, 2017).

23.1	Consent of DLA Piper LLP (US) (contained in Exhibit 5.1).

23.2	Consent of Lurie LLP, the Registrant’s Independent Registered Public Accounting Firm (filed herewith).

24.1	Power of Attorney (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alachua,  State of Florida, on this 12th day of December, 2017.

AxoGen, Inc.

By:	/s/: Karen Zaderej
Name: Karen Zaderej Title: Chief Executive Officer